UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2020

ATLAS TECHNICAL CONSULTANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38745	83-0808563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13215 Bee Cave Parkway, Building B, Suite 230

Austin, Texas 78738

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (512) 851-1501

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	ATCX	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A common stock	ATCXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Employment Agreement with Gary Cappa

On May 11, 2020, the Company entered into a new employment agreement with Gary Cappa in his capacity as Chief Operating Officer, effective as of May 11, 2020 (the “Employment Agreement”), which generally supersedes his prior employment agreement with our subsidiary, Engineering & Testing Services, LLC, as amended and assigned to Atlas Technical Consultants LLC. The initial term of Mr. Cappa’s employment under the Employment Agreement commenced on May 11, 2020 and continues until December 31, 2021 (the “Initial Term”), unless otherwise terminated. After the Initial Term, the term of Mr. Cappa’s employment will be automatically extended for subsequent one-year periods unless either party provides written notice of non-renewal at least 60 days prior to the expiration of the then-current initial term or renewal term.

Under the terms of the Employment Agreement, Mr. Cappa (i) receives an annualized base salary of $370,000 (the “Base Salary”); (ii) is eligible to receive an annual bonus with a target opportunity of 75% of his then-current Base Salary (the “Target Bonus”), with the actual amount based on financial metrics determined by the board of directors; (iii) is eligible to receive annual equity grants pursuant to the Company’s long term incentive plan; and (iv) is entitled to a monthly car allowance of $1,400.

If Mr. Cappa’s employment under the Employment Agreement is terminated due to his death or permanent disability, by the Company without “Cause” or by Mr. Cappa for “Good Reason” (each as defined in the Employment Agreement), he will be entitled to (i) all accrued but unpaid Base Salary, unreimbursed expenses and other accrued obligations under the Company’s employee benefit plans through the date of termination (the “Accrued Obligations”); (ii) an amount equal to 100% of the then-current Base Salary, payable in equal installments over 12 months in accordance with the Company’s payroll practices; (iii) a pro-rata bonus for the year of termination, calculated based on actual performance; and (iv) in the case of a termination of Mr. Cappa’s employment by the Company without “Cause” or by Mr. Cappa for “Good Reason” only, (x) continuation of health benefits under COBRA at the same cost applicable to active employees of the Company for up to 12 months and (y) accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance) (items (i) through (iv), collectively, the “Severance Benefits”). If Mr. Cappa’s employment under the Employment Agreement is terminated by the Company without “Cause” or by Mr. Cappa for “Good Reason” within the 90 days prior to, or two-year period following, a Change in Control (as defined in the Employment Agreement), Mr. Cappa will be entitled to receive (i) the Severance Benefits and (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). If Mr. Cappa’s employment under the Employment Agreement is terminated by Mr. Cappa without Good Reason or by the Company for Cause, he will be entitled to the Accrued Obligations only, and if the Employment Agreement is terminated due to non-renewal by either party, he will receive the Accrued Obligations and accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). Notwithstanding the above, all Severance Benefits (other than the Accrued Obligations) following the termination of Mr. Cappa’s employment under the Employment Agreement are contingent on Mr. Cappa signing and not revoking a release of claims and complying with the terms of the Employment Agreement.

The Employment Agreement also includes perpetual confidentiality, work product and non-disparagement covenants, as well as non-competition and non-interference covenants that apply during employment and for a period of 12 months following the termination of Mr. Cappa’s employment, except for certain terminations following a Change in Control (as defined in the Employment Agreement), in which case the non-interference covenants continue to apply for 24 months following the termination of Mr. Cappa’s employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATLAS TECHNICAL CONSULTANTS, INC.

	By:	/s/ L. Joe Boyer
Dated: May 29, 2020		Name:	L. Joe Boyer
		Title:	Chief Executive Officer

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